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REOFFER PROSPECTUS

Filed pursuant to Rule 424(b)(3)
Registration Nos. 33-34112, 33-44519 and 33-58929

 MAGNETEK, INC.
Common Stock
($.01 par value)
5,000,000 Shares

        This Prospectus relates to 5,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of MagneTek, Inc. ("MagneTek" or the "Company"), including 5,000,000 Preferred Stock Purchase Rights, one of which attaches to each share of Common Stock issued during the term of, and pursuant to, the Rights Agreement dated as of March 4, 1997 by and between MagneTek, Inc. and the Bank of New York, as Rights Agent, which have previously been issued or may in the future be issued pursuant to awards granted to date under the Company's 1987 Stock Option Plan and Amended and Restated 1989 Incentive Stock Compensation Plan (the "Plans") to, and which may be offered for resale from time to time by, certain employees of the Company and its subsidiaries named in "Selling Stockholders" and Annex I hereto (the "Selling Stockholders").

        The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the "Securities"). The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

        See "Special Factors" for certain considerations relevant to an investment in the Securities.

        The Common Stock is listed on the New York Stock Exchange (Symbol: MAG).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION NOR HAS THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY
OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE

The date of this Prospectus is June 12, 1998.

AVAILABLE INFORMATION

        The Company has filed separate Registration Statements on Form S-8 relating to each Plan (collectively, the "Registration Statements") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statements, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Commission's Electronic Data Gathering, Analysis, and Retrieval System are also publicly available through the Commission's World Wide Web site at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, and the reports, proxy and information statements and other information filed by the Company with the New York Stock Exchange can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Prospectus:

          (1)  The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

          (2)  The Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997; and

          (3)  The description of the Common Stock contained in the Company's Registration Statements on Form 8-A filed April 21, 1989 and March 14, 1997, together with any amendment or report filed with the Commission for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to MagneTek, Inc., Attention:

General Counsel, 26 Century Boulevard, Nashville, Tennessee, 37214, telephone number (615) 316-5100.

THE COMPANY

        MagneTek, which was organized in 1984, manufactures and markets a diverse group of electrical equipment products. The Company's principal executive offices are located at 26 Century Boulevard, Nashville, Tennessee, 37214, and its telephone number is (615) 316-5100. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (which is incorporated herein by reference).

RISK FACTORS

        Prospective investors should consider carefully, in addition to the other information contained in and incorporated into this Prospectus, the following information before purchasing the Securities offered hereby:

Leverage

        As of December 31, 1997, the Company had long-term debt, including current portion, of approximately $211.3 million. This leverage increases the Company's sensitivity to fluctuations in operating income and interest rates.

SELLING STOCKHOLDERS

        The table attached as Annex I hereto sets forth, as of February 28, 1998 or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering (assuming that all options to acquire shares are exercisable within 60 days, whether or not such options are in fact so exercisable), (c) the number of Securities which may be offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

PLAN OF DISTRIBUTION

        Sales of the Securities offered hereby may be made on the New York Stock Exchange or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by such stockholder.

        The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Stockholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

        There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the Common Stock has been passed upon for the Company by Samuel A. Miley, its Vice President, General Counsel and Secretary. Mr. Miley owns 13,097 shares of Common Stock and options to purchase 72,703 shares of Common Stock, excluding shares of Common Stock, if any, held by the MagneTek FlexCare Plus Retirement Savings Plan or the MagneTek Deferral Investment Plan.

ANNEX I

				Shares to be Beneficially Owned upon Completion of Offering (1)(3)
		Shares of Common Stock Beneficially Owned as of May 31, 2002(1)
Selling Stockholder	Relationship to Company During Last Three Years		Shares Offered Hereby(2)
				Number	Percent
Andrew G. Galef	Chairman since 7/84, President and Chief Executive Officer since 5/99	1,802,545	515,000	1,287,545	5.67%
Antonio Canova	Executive Vice President since 10/93	402,700	279,211	123,489	*
Alexander Levran	Senior Vice President, Technology since 1/95	429,911	328,000	101,911	*
David P. Reiland	Senior Vice President since 7/96 and Chief Financial Officer since 7/88	558,593	365,353	193,240	*
John P. Colling, Jr.	Vice President and Treasurer since 7/80	231,675	112,695	118,980	*

*
Less than one percent.

(1)
Assumes that all options to acquire shares are exercisable within 60 days, although unvested options actually vest over four years. Includes, for certain Selling Stockholders, (a) shares held by limited partnerships, trusts or spouses, as to which such Selling Stockholders disclaim beneficial ownership, and (b) shares held in the MagneTek FlexCare Plus Retirement Savings Plan (a 401(k) plan). Percentage ownership has been calculated based on the outstanding share information available in the Company's latest publicly available filing.

(2)
Assumes that all options to acquire shares are exercisable immediately.

(3)
Assumes that all outstanding options owned by such individual are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

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AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
SELLING STOCKHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
INTERESTS OF NAMED EXPERTS AND COUNSEL.
ANNEX I